Exhibit 10.17
October 16, 2008
Guido E. Smeets, M.D.
Redacted not material to the agreement
Dear Guido:
On behalf of VNUS Medical Technologies, Inc. (“VNUS” or the “company”), I am pleased to offer you the position of Vice President of Clinical Research and Chief Medical Officer, reporting to the President and CEO. In making this offer we are expressing our enthusiastic support of your abilities to help VNUS become a great success. You bring a skill set to this company that is essential to achieving our goals, both short and long term. The purpose of this letter is to offer you a position and detail the terms of your employment.

Job Title:	Vice President of Clinical Research & Chief Medical Officer

Starting Date:	Friday, October 31, 2008, or an earlier mutually agreed date.

Salary:	$225,000, payable in accordance with the company’s standard payroll policies (currently the 15th and the last day of the month). Your initial performance review will be performed with an effective date of January 1, 2010. You are also eligible to participate in the company’s 2008 officer bonus plan for a target bonus of approximately 40 percent of annual salary, pro-rated to your date of hire.

Stock:	Subject to Board approval, you will be granted 15,000 restricted stock units at $0.00 per share as soon as practicable during the open trading window following your first day of employment. These RSUs will vest 25% each year, for a total vesting period of 4 years, so long as you are an employee of the company.

Subject to Board approval, you will be granted 50,000 Stock Options as soon as practicable during the open trading window following your first day of employment. These options will be exercisable at the fair market value of the shares on the date of the grant, and will vest 25 percent after 12 months, and 1/36th of the remaining balance for each month thereafter for an additional 36 months, for a total vesting period of 4 years. These options may be exercised up to 10 years from the date of grant so long as you are an employee of the company.

Benefits:	The company will provide to you, medical, dental and vision coverage beginning the first of the month after your start date. For an additional monthly charge, coverage for your spouse and children may also be added. You are eligible to participate in the company’s 401(k) plan beginning the first of the month after your start date. The company has a discretionary match of one-half of the first six percent of base salary deferred into the VNUS 401(k) plan, capped at $2500.

Life insurance coverage equal to twice your annual salary is provided to you as part of the employee benefits program. Long-term disability insurance is also provided after one month of employment. To help employees pay for healthcare and dependent care expenses, the company has adopted a flexible spending/reimbursement accounts program. This allows you to pay for out-of-pocket medical, dental, and vision costs, as well as dependent care expenses, with pre-tax wages

Paid Time Off:	You are eligible to accrue 18 days of Paid Time Off during your first year of employment. Two days of PTO accrual are added for each year of service up to a maximum of 28 days per year. You may accumulate up to 40 days of banked PTO-time. In addition, in 2008, the company will be closed for 13 holidays including the days from December 24 to December 31.
This offer is contingent upon your executing VNUS’ Proprietary Information and Inventions Agreement for new employees, signing the Arbitration Agreement, and providing the company with the legally required proof of your identity and authorization to work in the United States within 72 hours of your first day of employment. VNUS is an at-will employer. Employment-at-will may be terminated with or without cause, and with or without notice at any time, by the employee or the company.
This offer will remain in effect through October 21, 2008. If you do accept, and I sincerely hope you will, please fax an endorsed letter to HR’s confidential fax at 408-365-8489, and return an original signed copy by mail shortly thereafter.
Guido, we believe you will be an outstanding addition to the company. We have an exciting opportunity ahead of us to which you can make a significant contribution. We look forward to working with you in a productive and mutually beneficial relationship.

Sincerely,	Foregoing terms and conditions hereby accepted:

Brian E. Farley	Guido E. Smeets, M.D.	Date
President and
Chief Executive Officer